Exhibit (j)(1)

4601 DTC BOULEVARD • SUITE 700

DENVER, COLORADO 80237

TELEPHONE: (303) 753-1959

FAX: (303) 753-0338

www.spicerjeffries.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We hereby consent to incorporation by reference in the Prospectus and the Statement of Additional Information of Upholdings Compound Kings ETF (“KNGS”) (the “Fund”) of our report dated November 22, 2021 relating to our audit of the statement of assets and liabilities of the Fund, including the schedule of investments as of September 30, 2021, the related statement of operations for the year then ended, the statement of changes in net assets for the year ended September 30, 2021, and financial highlights of the period from commencement of operations (December 30, 2020) through September 30, 2021 and the related notes and schedules (collectively referred to as the financial statements), and to the reference to our Firm as the Fund’s “independent registered public accounting firm.”

Denver, Colorado

January 28, 2022